UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2007

DCP MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 17th Street, Suite 2775
Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 633-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 9, 2007, DCP Midstream Partners, LP (the “Partnership”) acquired from Anadarko Gathering Company (“AGC”) and Anadarko Energy Services Company (“AESC”; AGC and AESC collectively called “Seller”) certain natural gas gathering and compression assets (collectively the “Assets”) located in Grady, Garvin, and McClain Counties in Oklahoma (the “Acquisition”). The Acquisition was completed in accordance with the Purchase and Sale Agreement, dated March 7, 2007 (the “Purchase Agreement”). The Partnership paid Seller a purchase price of approximately $181.1 million in cash for the Assets, subject to certain customary purchase price adjustments. A copy of the Purchase Agreement is attached as Exhibit 10.1 to this report and is incorporated by reference into this report in its entirety.

In connection with the Acquisition, the Partnership or wholly-owned subsidiaries of the Partnership, entered into the material definitive agreements described below in this item.

Omnibus Agreement Amendment

On May 9, 2007, in connection with the Acquisition, the Partnership, DCP Midstream, LLC (“DCP Midstream”), the Partnership’s general partner, DCP Midstream GP, LP (the “General Partner”), the General Partner’s general partner, DCP Midstream GP, LLC and DCP Midstream Operating, LP, a wholly-owned subsidiary of the Partnership, amended the Omnibus Agreement by entering into the Third Amendment to Omnibus Agreement (the “Third Amendment”). The Third Amendment increases the annual fee the Partnership pays to DCP Midstream by $200,000 for incremental general and administrative expenses DCP Midstream will provide to the Partnership in connection with the assets acquired in the Acquisition. The Third Amendment was approved by the Partnership’s Special Committee of its Board of Directors, a committee consisting entirely of independent directors, which addresses all conflicts between the Partnership and the owner of the General Partner.

The Third Amendment is attached as Exhibit 10.2 to this report and is incorporated by reference into this report in its entirety.

Amendment to Credit Agreement

On May 9, 2007, in connection with the Acquisition, the Partnership amended its 5-year credit agreement (the “Credit Agreement”) with its lenders by entering into the First Amendment to Credit Agreement (the “First Amendment”). The First Amendment permits the Partnership to secure indebtedness of an amount not to exceed $100.0 million, which shall be due and payable no later than August 9, 2007. In addition, the consolidated leverage ratio under the Credit Agreement was amended to allow for a maximum ratio of 5.75 to 1.0 for the quarter ended June 30, 2007.

The First Amendment is attached as Exhibit 10.3 to this report and is incorporated by reference to this report in its entirety.

Bridge Credit Agreement

On May 9, 2007, in connection with the Acquisition, the Partnership and DCP Midstream Operating, LP, a wholly-owned subsidiary of the Partnership, entered into the Bridge Credit Agreement with Wachovia Bank, National Association and Lehman Brothers Commercial Bank, as lenders (the “Bridge Loan”). The Bridge Loan provides for a two-month bridge loan for borrowings up to $100.0 million, and has terms and conditions substantially similar to those in the Credit Agreement. In conjunction with the Acquisition, the Partnership used borrowings of approximately $89.0 million from the Credit Agreement to extinguish the term loan portion of the Partnership’s credit facility. As a result of the extinguishment of the term loan portion of the Partnership’s credit facility, the Partnership liquidated $90.8 million of restricted investments, which, in addition to borrowings of $88.0 million from the Bridge Loan and $2.3 million of other liquid investments, were used to fund the Acquisition. In conjunction with the Acquisition, the Partnership’s earnest money deposit of $9.0 million, paid when the Partnership entered into the Purchase Agreement, was returned to the Partnership and was used to retire indebtedness under the Partnership’s revolving credit facility.

The Bridge Credit Agreement is attached as Exhibit 10.4 to this report and is incorporated by reference to this report in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 9, 2007, the Partnership completed the acquisition of assets from AGC and AESC as described in Item 1.01 of this report which is incorporated by reference into this item in their entirety.

Item 7.01. Regulation FD Disclosure.

On May 9, 2007, the Partnership issued a press release announcing the closing of the Acquisition. A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference.

A copy of the press release is being furnished and is attached as Exhibit 99.1 hereto and incorporated into this Item 7.01 by reference. In accordance with General Instruction B.2 of Form 8-K, the press release shall not be deemed “filed” for the purpose of Section 18 of the Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or Exchange Act of 1934, each as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Midstream Partners, LP

	By:	DCP Midstream GP, LP
its General Partner

	By:	DCP Midstream GP, LLC
its General Partner

Date: May 14, 2007		/s/ Michael S. Richards
Name: Michael S. Richards
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Purchase and Sale Agreement, dated March 7, 2007, between Anadarko Gathering Company, Anadarko Energy Services Company and DCP Midstream Partners, LP

Exhibit 10.2	Third Amendment to Omnibus Agreement, dated October 31, 2006, among DCP Midstream, LLC, DCP Midstream Partners, LP, DCP Midstream GP, LP, DCP Midstream GP, LLC, and DCP Midstream Operating, LP.

Exhibit 10.3
First Amendment to Credit Agreement, dated May 9, 2007, among DCP Midstream Operating, LP, DCP Midstream Partners, LP, Wachovia Bank, National Association, as Administrative Agent and the Lenders named therein.

Exhibit 10.4	Bank Credit Agreement dated May 9, 2007, among DCP Midstream Operating, LP, DCP Midstream Partners, LP, Wachovia Bank, National Association and Lehman Brothers, Commercial Bank.

Exhibit 10.4	Press Release dated May 9, 2007 announcing the acquisition